ACTIVECORE TECHNOLOGIES RETAINS NEW AUDITING FIRM

Toronto, February 9, 2005 - ActiveCore Technologies, Inc. formerly IVP Technology Corporation (OTCBB:TALL) announced today that its board of directors has chosen BDO Dunwoody LLP the Canadian regional representative of BDO Global Coordination BV as worldwide auditors commencing in the fiscal year ended December 31, 2004.

Peter Hamilton, President and CEO of ActiveCore said "The company's growth and evolution over the last year into a company with significant operations in the US, Canada and the UK has led the board to seek a international firm that has the capacity to streamline its auditing and financial reporting processes. In anticipation of greater revenue and increased acquisition activity we chose the combined and coordinated resources of BDO Seidman LLP in the US, BDO Dunwoody LLP in Canada and BDO Stoy Hayward LLP in the UK. BDO will replace three separate smaller auditing firms which operated exclusively in each of the US, Canada and the UK."

Mr. Hamilton indicated that "ActiveCore has developed at a rapid rate over the last three years and now offers a global product line within a profitable operating business with an international footprint. Mr. Hamilton went on to say "that we are very appreciative of the work done by the former auditors and accountants and all shareholders owe them a debt of gratitude for supporting the company as it evolved into a profitable public company. We thank them for their hard work and efforts over the last three years."

ABOUT BDO GLOBAL COORDINATION BV (WWW.BDO.COM)

BDO Global consists of 573 offices worldwide with over 2,000 partners and approximately 20,000 professional and support staff in 99 countries. BDO Global is the 5th largest accounting firm in the world with more than $2.7 billion in annual revenue.

ABOUT ACTIVECORE TECHNOLOGIES, INC. (WWW.ACTIVECORE.COM)

ActiveCore Technologies, Inc. formerly IVP Technology Corporation operates a group of subsidiaries and divisions in the US, UK and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems and facilitate mass corporate messaging through our ActiveCast product set. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. ActiveCore operates under the trade names of MDI Solutions, C Comm Communications Inc. and Twincentric Limited. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

IR CONTACT:

AGORA Investor Relations
GBNS@agoracom.com http://www.agoracom.com
(Select "Global Business Services" Forum)

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Statements contained in this news release regarding ActiveCore Technologies,
Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above About ActiveCore Technologies, Inc. (www.activecore.com)